EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) dated this 6th day of September, 2005, between inChord Communications, Inc., an Ohio corporation with an office at 500 Olde Worthington Road, Westerville, Ohio 43082 (the “Employer”), and R. Blane Walter, an individual whose current residence is as reflected in the Employer's records (the “Executive”).

WHEREAS, Ventiv Health, Inc. (“Ventiv”), Accordion Holding Corporation (“AHC”), the Employer and the shareholders of the Employer are parties to that certain Acquisition Agreement dated as of the date hereof (the “Acquisition Agreement”) pursuant to which AHC has agreed to acquire all of the outstanding capital stock of the Employer and the Executive has agreed to certain non-competition obligations;

WHEREAS, in order to induce Ventiv and the Executive to enter into the Acquisition Agreement, the parties are entering into this Agreement simultaneously with the execution of the Acquisition Agreement; and

WHEREAS, the parties wish to set forth the terms and conditions upon which the Employer will employ the Executive.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.	Term of Employment; Title; Duties; Authority.

(a)
The Employer hereby employs the Executive, and the Executive hereby accepts employment with the Employer, upon the terms set forth in this Agreement, effective beginning on the date (the “Effective Date”) of the Closing (as defined in the Acquisition Agreement) and continuing until December 31, 2007 (the “Termination Date”). The Executive shall serve as the President of the Employer during the term of his employment under this Agreement with such authority, duties and responsibilities as are commensurate with such position.

(b)
During the term of his employment hereunder, the Executive shall report to the Chief Executive Officer of Ventiv and to the Board of Directors of Ventiv (the “Ventiv Board”). The Executive shall not take or authorize to be taken any material action on behalf of the Employer outside the ordinary course of the Employer’s business consistent with the past practices of the Employer, or that involves a material long-term commitment on behalf of the Employer, without the prior approval of the Chief Executive Officer of Ventiv. Notwithstanding the foregoing, Ventiv will comply with, and Executive is an intended third-party beneficiary of, Ventiv's obligations under Section 4.8 of the Acquisition Agreement during the period in which the Executive is employed hereunder.

2.	Extent of Services.

(a)
During the term of his employment hereunder, the Executive agrees to devote his entire business time and attention to the performance of his duties under this Agreement. He shall perform his duties to the best of his ability and shall use his best efforts to further the interests of the Employer. The Executive agrees to comply with his obligations under Section 4.8 of the Acquisition Agreement during the period he is employed hereunder. The Executive shall not, during the term of his employment, unless otherwise agreed to in advance in writing by the Employer and the Executive, seek or accept other employment in any other capacity, or become self-employed or be required by the Employer to devote any significant time or energy on projects related to Ventiv or its subsidiaries other than the Employer and its subsidiaries (other than the devotion of a reasonable amount of time to Ventiv-level management coordination and review, including participation in meetings of division presidents). Notwithstanding any other provision of this Section 2(a), it shall not constitute a breach of the Executive’s obligations under this Section 2(a) to (i) serve on corporate, civic or charitable boards or committees, subject to Section 8 hereof, (ii) deliver lectures or fulfill speaking engagements, subject to Section 9 hereof, or (iii) manage personal investments, in each case so long as such activities do not materially interfere with the Executive’s performance of his duties to the Employer. It is expressly understood and agreed that, to the extent that any such activities are being conducted by the Executive as of the date of this Agreement, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) in a substantially similar manner and degree subsequent to the date of this Agreement shall be deemed not to materially interfere with the performance of his duties to the Employer under this Agreement. The Executive shall not be required to be based at any office or location outside the greater Columbus, Ohio metropolitan area or relocate his residence.

(b)
The Executive represents and warrants to the Employer that he is able to enter into this Agreement and that his ability to enter into this Agreement and to fully perform his duties hereunder are not limited to or restricted by any agreements or understandings between the Executive and any other person. For the purposes of this Agreement, the term “person” means any natural person, corporation, partnership, limited liability partnership, limited liability company or any other entity of any nature.

3.  Compensation.

(a)
The Employer shall pay the Executive a base salary at an annualized rate of $387,000, subject to such increases as may be approved by the Executive and the Ventiv Board or the Compensation Committee thereof (the “Base Salary”). The Base Salary shall be payable periodically in accordance with the Employer’s policies for executive personnel, less deductions required by law or pursuant to the benefit plans and policies of the Employer and its affiliates.

4.	Fringe Benefits.

(a)	The Executive shall be entitled to such medical and health benefits as shall be made available generally to executive employees of Ventiv and its subsidiaries.

(b)
The Executive shall be entitled to four weeks of vacation during each year of employment, to be prorated monthly for partial years. Such vacation shall be taken at such time or times consistent with the needs of the business of the Employer. The Executive shall be entitled to sick leave and holidays in accordance with the policies of the Employer.

(c)
Until the Termination Date, for so long as the Executive is an officer or director of the Employer, Ventiv or any of their respective subsidiaries, Ventiv shall provide, at its expense, director’s and officer’s insurance and indemnity coverage covering the Executive, in each case on the same terms as it provides to other officers and directors of Ventiv or its subsidiaries.

5.	Reimbursement of Business Expenses.

The Employer shall reimburse the Executive in accordance with Employer’s policies for all reasonable out-of-pocket costs incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers and/or such other supporting information as the Employer may reasonably request.

6.	Death During Employment; Disability.

If the Executive dies during the term of his employment or becomes disabled, the Employer shall pay to the Executive or his estate the compensation that would otherwise be payable to the Executive up to the date of death or disability. The Executive’s employment shall terminate upon the occurrence of such disability. Such termination shall not be deemed to be a termination by the Employer for purposes of Section 7. For purposes of this Agreement, “disabled” means suffering a physical or mental incapacity as a result of which the Executive becomes unable to continue to perform fully his duties, with “reasonable accommodation,” as defined in the Americans with Disabilities Act and applicable state laws, hereunder for 60 business days in any 12-month period.

7.	Termination; Right to Retain Employees.

(a)
Prior to the Termination Date, the Executive’s employment may be terminated by the Employer only (i) for cause, (ii) in the event the Employer fails to achieve the performance measures specified on Schedule I to this Agreement or (iii) in accordance with the provisions of clause (c)(vi) of Section 4.8 of the Acquisition Agreement.

(b)	[reserved]

(c)
For the purposes of this Agreement, “cause” shall mean any of the following: (i) a material breach by the Executive of this Agreement, including without limitation the provisions of Section 8 or 9 hereof, or Section 4.8 of the Acquisition Agreement which, to the extent susceptible of cure, is not cured within ten business days after written notice (or any shorter notice period reasonably necessary to avoid material harm to the Employer or Ventiv) that identifies with reasonable specificity the manner in which the Employer believes the Executive has breached, (ii) the Executive willfully engaging in misconduct which is materially injurious to the Employer or any of its Affiliates (including Ventiv), (iii) the Executive’s willful gross neglect of his duties for which he is employed or refusal or failure to follow the lawful directives of the Chief Executive Officer of Ventiv in any material respect (to the extent such directives are consistent with Section 4.8 of the Acquisition Agreement), in either case which, to the extent susceptible of cure, is not cured within ten business days after written notice thereof (or any shorter notice period reasonably necessary to avoid material harm to the Employer or Ventiv) that identifies with reasonable specificity the willful gross neglect or failure to follow directives, (iv) the Executive’s conviction of a felony or any misdemeanor involving dishonesty, fraud or moral turpitude or the entry of a guilty or nolo contendere plea with respect thereto or (v) any purported resignation by the Executive other than as expressly permitted by this Agreement. For purposes of this Section 7(c), no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s act or omission was in the best interests of the Employer. Any act, or failure to act, based upon express authority given pursuant to the written direction of the Chief Executive Officer of Ventiv or the Ventiv Board with respect to such act or omission shall be presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Employer. The termination of the Executive’s employment for cause shall not be deemed to be effective unless and until Ventiv’s Chief Executive Officer finds (after reasonable notice, specifying the particulars thereof in reasonable detail, is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before such person), that, in the good faith opinion of such person, the Executive is guilty of the conduct described in subparagraph (i), (ii), (iii), (iv) or (v) above.

(d)
The Executive may terminate his employment prior to the Termination Date for Good Reason. For purposes of this Agreement, "Good Reason" shall mean (i) the assignment to the Executive of any duties materially inconsistent with the Executive's position as President (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Employer which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by the Employer within ten business days after receipt of written notice thereof given by the Executive that identifies with reasonable specificity the manner in which the Executive believes the Employer has violated this clause, (ii) any material breach of this Agreement or Section 4.8 of the Acquisition Agreement by the Employer or Ventiv that is not remedied by the Employer or Ventiv within ten business days after written notice to the Employer that identifies with reasonable specificity the manner in which the Executive believes Ventiv or the Employer has breached this Agreement or Section 4.8 of the Acquisition Agreement, (iii) any purported termination by the Employer of the Executive's employment otherwise than as expressly permitted by this Agreement or (iv) any failure by the Employer to comply with and satisfy Section 13(g) of this Agreement which is not remedied within ten business days after the closing of the transaction contemplated by subparagraph (ii) of Section 13(g). The termination of the Executive’s employment for Good Reason shall not be deemed to be effective unless and until the Executive finds (after reasonable notice, specifying the particulars thereof in reasonable detail, is provided to the Chief Executive Officer of Ventiv and the Chief Executive Officer of Ventiv is given an opportunity, together with counsel, to be heard before the Executive), that, in the good faith opinion of the Executive, Ventiv or the Employer has done or failed to do any act described in clauses (i) through (iv) of this Section 3(d).

(e)
The Executive may terminate his employment prior to the Termination Date other than for Good Reason, provided that prior to any voluntary resignation pursuant to this Section 7(e), the Executive shall provide not less than six months’ prior written notice thereof to the Chief Executive Officer of Ventiv (or such lesser period as shall remain prior to the Termination Date, but in no event less than 90 days (even if such 90-day period ends after the Termination Date)).

8.	Non-Solicitation and Non-Competition.

(a)
The Executive acknowledges and agrees to be bound by the provisions of Section 4.2 of the Acquisition Agreement, which are incorporated by reference herein, except that solely for this purpose, “Restricted Business” will mean any business conducted by (A) the Company as of the Closing Date (as defined in the Acquisition Agreement) or prior to the Termination Date while the Executive continues to serve as the President of the Employer or (B) any Ventiv Entity as of the Closing Date. The duration of the covenants contained in said section 4.2, as incorporated herein, will be unaffected by any termination of the Executive’s employment (regardless of the reason therefor) prior the expiration of the Noncompetition Period (as defined in the Acquisition Agreement).

(b)
For purposes of Sections 8 and 9 of this Agreement, the “Ventiv Entities” shall be deemed to refer to Ventiv and each of its subsidiaries, including without limitation the Employer and each of its subsidiaries.

9.	Confidential Information.

(a)
During the Executive's employment under this Agreement and for a period equal to the later of one year after termination hereof and the expiration of any non-competition or non-solicitation covenants to which the Executive shall be bound under this Agreement or the Acquisition Agreement, the Executive shall hold in strict confidence, and shall not use other than in the conduct of the business of any Ventiv Entity (including the Employer), all information concerning the businesses and affairs of the Ventiv Entities. Notwithstanding the foregoing, (i) the Executive may disclose such information (A) if the same currently is in the public domain or hereafter is in the public domain other than as a result of a breach of this Section 9(a) by the Executive or (B) if the same is later acquired by the Executive from another source and the Executive did not know that such source was under a contractual, legal or fiduciary obligation to another person to keep such information confidential and (ii) the Executive may disclose such of the foregoing information as is required by law (including by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand, rule of civil procedure or other similar process), or in connection with his preparation of tax returns or in response to tax audits or similar proceedings, so long as (x) the Executive provides the Employer with prompt written notice of any disclosure (unless such information is disclosed solely by virtue of including such information in a tax return) so that the Employer may seek a protective order or other appropriate remedy or (y) with respect to any disclosure in connection with his preparation of tax returns or in response to non-public tax audit proceedings, such disclosure is made on a confidential basis.

(b)
Upon the effective date of notice of the Executive’s or the Employer’s election to terminate the Executive’s employment with the Employer or upon any termination pursuant to Section 6, or at any time upon the request of any Ventiv Entity, the Executive (or his heirs or personal representatives) shall deliver to the Employer or any other applicable Ventiv Entity all documents and materials containing confidential information as described herein and all documents, materials and other property belonging to the Employer or such Ventiv Entity, which in either case are in the possession or under the control of the Executive (or his heirs or personal representatives).

(c)
All discoveries and works made or conceived by the Executive during and in the course of his employment by the Employer, jointly or with others, that relate to the Employer’s activities shall be owned and assignable by the Employer. The terms “discoveries and works” include, by way of example, inventions, computer programs (including documentation of such programs), technical improvements, processes, drawings and works of authorship (excluding solely works intended for publication and public dissemination in an individual capacity) that relate to the Employer's business or the business, operations or activities of any customer or client of the Employer. The Executive shall promptly notify and make full disclosure to, and execute and deliver any documents requested by, the Employer to evidence or better assure title to such discoveries and works by the Employer, assist the Employer in obtaining or maintaining, at the Employer’s expense, United States and foreign patents, copyrights, trade secret protection and other protection of any and all such discoveries and works, and promptly execute, whether during his employment or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Employer or its assignees and to protect its title thereto. Any discoveries and works which, within six months after the termination of the Executive’s employment hereunder, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by the Executive and which pertain to work performed by the Executive while with, and in his capacity as an employee of, the Employer shall, as between the Executive and the Employer, be presumed to have been made during the Executive’s employment by the Employer.

10.	Enforcement.

The parties to this Agreement mutually agree that, in recognition of the dependence of the Employer and Ventiv on Executive’s experience to carry out their respective business plans and Executive’s senior and key position in the Employer and Ventiv, the restrictions detailed in Sections 8 and 9 of this Agreement are necessary and appropriate to give effect to the intended relationships of the parties. The Executive agrees that because damages arising from violations of Sections 8 and 9 of this Agreement are extremely difficult to quantify with certainty, injunctive relief may be necessary to effect the intent of such Sections. Accordingly, Executive hereby consents to the imposition of a preliminary or permanent injunction as a remedy to his breach of Sections 8 and 9 of this Agreement (without any requirement that the Employer post a bond).

It is the desire and intent of the parties hereto that the restrictions set forth in Sections 8 and 9 of this Agreement shall be enforced and adhered to in every particular, and in the event that any provision, clause or phrase shall be declared by a court of competent jurisdiction to be judicially unenforceable either in whole or in part - whether the fault be in duration, geographic coverage or scope of activities precluded - the parties agree that the provisions of Sections 8 and 9 of the Agreement should be interpreted and enforced to the maximum extent that such court deems reasonable.

11.	Property of Employer.

The Executive acknowledges that from time to time in the course of providing services pursuant to this Agreement, he shall have the opportunity to inspect and use certain property, both tangible and intangible, of the Employer, and the Executive hereby agrees that such property shall remain the exclusive property of the Employer and the Executive shall have no right or proprietary interest in such property, whether tangible or intangible including, without limitation, the customer and supplier lists, contract forms, books of account, computer programs and similar property of Employer.

12.  Indemnification.

The Employer shall indemnify the Executive to the fullest extent permitted under subsections (1) through (5) of Section 1701.13(E) of the Ohio General Corporation Law (but without limitation of subsection (4) thereof) with respect to the matters described in subsections (1) and (2) of such Section, subject to the requirements of subsection (4) of such Section, provided that the Executive meets the applicable standards of care set forth in said subsections (1) and (2). In the event that there is a change, after the date hereof, in the Ohio General Corporation Law that (a) expands the right of an Ohio corporation to indemnify a member of its board of directors or an officer under such subsections (1) through (5), such change will automatically be included within the scope of the Executive's rights and the Employer's obligations under this Section 12 or (b) narrows the right of an Ohio corporation to indemnify a member of its board of directors or an officer under such subsections (1) through (5), such change, to the extent not otherwise required by such law, will have no effect on this Section 12 or the parties rights and obligations hereunder. If Parent enters into indemnification agreements with any of its other executive officers, the Executive will be provided with contractual indemnification on substantially the same terms as are provided to such other executive officers of Parent. The indemnification authorized by this Section 12 shall not be exclusive of, and shall be in addition to, any other rights granted to the Executive under the Employer's articles or regulations (it being understood that the amendment of the Employer's articles or regulations shall not be a breach hereof), any other agreement or otherwise, both as to action in his official capacity as an employee of the Employer or an executive officer of Parent and as to action in another capacity while holding his positions, and shall continue whether the Executive has ceased to be a director, officer, employee or other representative and shall inure to the benefit of his heirs, executors and administrators.

13.	Miscellaneous.

(a)
All notices required or permitted under this Agreement shall be given as provide in the Acquisition Agreement, addressed to the other party at the address provided therein (with respect to the Employer) or herein (with respect to the Executive), or at such other address or addresses as either party shall designate to the other in writing from time to time.

(b)
Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

(c)
This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement (including any existing employment agreement between the Employer and Executive, which existing employment agreement shall be deemed to be of no further force or effect upon the Effective Date). Except as specifically set forth in Section 8 of this Agreement and Section 4.2 of the Acquisition Agreement, the Executive will have no other obligation to the Employer, Ventiv or any of their respective subsidiaries with respect specifically to non-competition or non-solicitation pursuant to common law principles, fiduciary duties or any agreement to which the Executive becomes a party (unless such agreement specifically refers to and amends Section 8 of this Agreement or Section 4.2 of the Acquisition Agreement) or any code of conduct or policy of the Employer, Ventiv or any of their respective subsidiaries in effect from time to time.

(d)	This Agreement may be amended or modified only by a written instrument executed by both the Employer and the Executive.

(e)	This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Ohio, without regard to its conflict of laws principles.

(f)
Any controversy or claim arising out of or relating to this Agreement or the employment relationship between the Executive and the Employer shall be submitted to arbitration under the auspices of the American Arbitration Association in accordance with its Commercial Dispute Resolution Procedures and Rules and at its office in Wilmington, Delaware. The award of the arbitrator shall be final and binding upon the parties, and judgment may be entered with respect to such award in any court of competent jurisdiction. Notwithstanding the foregoing, any controversy or claim arising out of or relating to any claim by the Employer for temporary or preliminary relief with respect to Section 8 or 9 of this Agreement need not be resolved in arbitration and may be resolved in accordance with Section 10. The Executive acknowledges that this agreement to submit to arbitration includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Family and Medical Leave Act, the Employee Retirement Income Security Act, and the Americans With Disabilities Act, and all similar state laws, and the Executive hereby waives all rights there under to have a judicial tribunal resolve such claims. In the event of any arbitral or legal proceeding between the parties hereto with respect to the subject matter of this Agreement, the party substantially prevailing in any such proceeding shall be entitled to an award from the other party of all legal fees and expenses reasonably incurred in connection with such proceeding. Ventiv, the Employer and the Executive hereby agree that any such payments shall be excluded from, and have no effect on, any calculation of EBIT under this Agreement and the Acquisition Agreement.

(g)
This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns; provided, however, that (i) the obligations of the Executive are personal and shall not be assigned or delegated by the Executive and (ii) each of Ventiv and the Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Ventiv or the Employer, as the case may be, would be required to perform it if no such succession had taken place.

(h)
No delays or omission by the Employer or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Employer or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(i)	The captions appearing in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(j)
In case any provision of this Agreement shall be held by a court with jurisdiction over the parties to this Agreement to be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(k)	Ventiv is an intended third party beneficiary hereof and shall be entitled to enforce the obligations of the Executive hereunder for the benefit of itself and each other Ventiv Entity.

(l)	This Agreement shall terminate automatically if the Acquisition Agreement is terminated prior to the closing thereunder.

[Signature Page Follows]

NYI-2215571v12

[EMPLOYMENT AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

INCHORD COMMUNICATIONS, INC.

By: /s/ William F. O’Donnell
Name: William F. O’Donnell
Title: Chief Financial Officer

/s/ R. Blane Walter

Name: R. Blane Walter

Ventiv hereby guarantees the due and punctual payment and performance of all of the Employer’s obligations hereunder and undertakes to abide by the provisions of Section 12.

VENTIV HEALTH, INC.

By: /s/ Eran Broshy
Name: Eran Broshy
Title: Chief Executive Officer